As filed with the Securities and Exchange Commission on June 29, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLACKHAWK NETWORK HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

43-2099257
(IRS Employer Identification No.)

6220 Stoneridge Mall Road
Pleasanton, CA 94588
(Address of Principal Executive Offices) (Zip Code)

Blackhawk Network Holdings, Inc. Deferred Compensation Plan
(Full title of the plan)

Kirsten E. Richesson
Secretary and General Counsel
Blackhawk Network Holdings, Inc.
6220 Stoneridge Mall Road
Pleasanton, CA 94588
(Name and address of agent for service)

(925) 226-9990
(Telephone number, including area code, of agent for service)

Copies to:
Deborah Thoren-Peden, Esq.
Brian M. Wong, Esq.
Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center, 22nd Floor
San Francisco, CA 94111-5998
Telephone: (415) 983-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☒ Large accelerated filer	¬ Accelerated filer
¬ Non-accelerated filer (Do not check if a smaller reporting company)	¬ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Deferred Compensation Obligations (1)	50,000,000	100%	$50,000,000	$5,810.00

(1)
The Deferred Compensation Obligations being registered are general unsecured obligations of Blackhawk Network Holdings, Inc. (the “Registrant”) (i) to provide certain employees of the Registrant and its participating affiliates the opportunity to request that the Registrant defer a portion of their base salary and all or a portion of their cash bonus for a particular year in accordance with the terms of the Blackhawk Network Holdings, Inc. Deferred Compensation Plan (the “DC Plan”), and (ii) to provide non-employee directors the opportunity to request that the Registrant defer all or a portion of their annual cash compensation in accordance with the terms of the DC Plan.

(2)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee.

(3)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the DC Plan.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Registrant to register $50,000,000 in Deferred Compensation Obligations (as defined in Part II, Item 4 below) issuable under the DC Plan because of the uncertainty as to whether the Deferred Compensation Obligations would or should be considered “securities,” or be subject to registration, under the Securities Act. The inclusion of the Deferred Compensation Obligations in this Registration Statement is not an admission by the Registrant that the Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
The information incorporated by reference herein is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)    The Annual Report on Form 10-K for the fiscal year ended January 3, 2015, filed by the Registrant with the Commission on March 4, 2015, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statement has been filed;
(b)    The Quarterly Report on Form 10-Q for the quarter ended March 28, 2015, filed by the Registrant with the Commission on May 5, 2015; and
(c)    The Current Reports on Form 8-K filed by the Registrant with the Commission on April 28, 2015, May 1, 2015, May 22, 2015 (except with respect to Item 7.01 and Exhibit 99.1 furnished under Item 9.01), May 29, 2015, June 11, 2015 and June 23, 2015.
All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
The following is a summary of the $50,000,000 of deferred compensation obligations to be issued by the Registrant pursuant to the DC Plan (the “Deferred Compensation Obligations”). The Deferred Compensation Obligations are not registered under Section 12 of the Exchange Act. This summary is qualified in its entirety by reference to the terms of the DC Plan, which is incorporated herein by reference.

Under the terms of the DC Plan, a selected group of the Registrant’s management and highly compensated employees are permitted to defer a portion of their base salary and all or a portion of their cash bonus for a particular year. All of the Registrant’s non-employee directors may elect to defer payment of all or a portion of their annual cash compensation in accordance with the terms of the DC Plan.

Deferrals of employees’ salary and cash incentive compensation and non-employee directors’ cash compensation under the DC Plan are referred to as “Cash Deferrals”. The amount of compensation to be deferred will be based on elections by each participant in the DC Plan and each non-employee director pursuant to the DC Plan. The DC Plan participants and non-employee directors may elect to have deferred amounts paid in the form of a single lump sum payment or in annual installments over a period of five, ten or fifteen years. Elections for Cash Deferrals under the DC Plan must defer payment until a year that is at least two years after the year in which payment would otherwise occur, except as noted below. At the time of a DC Plan participant’s or non-employee director’s separation from service, any amounts deferred under the DC Plan will be subject to a mandatory distribution, either as a single lump sum payment or in annual installments over a period of five, ten or fifteen years, as elected by the participant or non-employee director). In the event of the death of a DC Plan participant or non-employee director credited with Cash Deferrals, the entire deferred amount shall be paid to the individual’s beneficiary in a lump sum within 90 days after the date of death. All amounts elected to be deferred as Cash Deferrals are 100% vested at all times. The DC Plan provides that the Registrant may assume obligations of Safeway Inc. or its subsidiaries to pay amounts deferred by directors or eligible employees under one or more of the Deferred Compensation Plan for Safeway Non-Employee Directors, the Deferred Compensation Plan for Safeway Non-Employee Directors II, the Safeway Executive Deferred Compensation Plan and the Safeway Executive Deferred Compensation Plan II (collectively, the “Predecessor Plans”); provided that any such deferrals shall remain subject to any deferral elections made under the Predecessor Plans with respect to such amounts. In addition, the Registrant may make additional contributions under the DC Plan to the participants’ deferral accounts, at its sole discretion, which may be subject to additional terms and conditions.

Cash Deferrals credited to a participant’s account will be credited with deemed investment earnings and losses by assuming that the deferred amounts are invested in one or more investment options made available under the DC Plan and selected by the participant. The investment options include various investment funds with different degrees of risk and a “Company Stock Fund” representing a deemed investment in shares of the Registrant’s common stock. Deferred amounts and deemed earnings and losses are credited as bookkeeping entries only. DC Plan participants do not have a right to have amounts in such notional accounts actually invested in any investment option. DC Plan participants may reallocate amounts of Cash Deferrals (adjusted for earnings and losses) among the various investment options upon request.

All amounts payable under the DC Plan are paid from the Registrant’s (or its affiliates’) general funds, and the rights of any DC Plan participant or non-employee director, or their respective beneficiaries, under the DC Plan are no more than those of an unsecured general creditor of the Registrant with no special or prior right to any assets of the Registrant for payment of such obligations. The DC Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. The Registrant, at its discretion, may establish one or more grantor trusts for the purpose of providing for payment of benefits under the DC Plan. Such trust(s) may be irrevocable, but the assets thereof are subject to the claims of the Registrant’s creditors. The Registrant reserves the right to amend the DC Plan prospectively at any time, in accordance with their terms and applicable law; provided that no amendment to the DC Plan may adversely affect a participant’s account balance as of the date of such amendment without the participant’s written consent. All deferrals of compensation under the DC Plan are intended to either comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Item 5. Interests of Named Experts and Counsel.
Not Applicable.

Item 6. Indemnification of Directors and Officers.
The Registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit. Section 145 of the DGCL provides that a corporation may indemnify its directors and officers from certain expenses in connection with legal proceedings and permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by this section.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated bylaws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding legality of securities to be offered.
10.1
Blackhawk Network Holdings, Inc. Deferred Compensation Plan, previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35882), filed with the Commission on May 1, 2015, and incorporated by reference herein.

23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
24.1	Power of attorney (included in the signature page to this Registration Statement).

Item 9. Undertakings.
a.    The undersigned Registrant hereby undertakes:
1.    To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6-Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on this 29th day of June, 2015.

BLACKHAWK NETWORK HOLDINGS, INC.

By:	/s/ Kirsten E. Richesson
Name:	Kirsten E. Richesson
Title:	General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints William Y. Tauscher, Jerry Ulrich and Kirsten E. Richesson, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Y. Tauscher	Chief Executive Officer and Chairman of the Board	June 29, 2015
William Y. Tauscher	(Principal Executive Officer)

/s/ Jerry Ulrich	Chief Financial Officer and Chief Administrative Officer	June 29, 2015
Jerry Ulrich	(Principal Financial Officer)

/s/ Joan B. Lockie	Chief Accounting Officer	June 29, 2015
Joan B. Lockie	(Principal Accounting Officer)

/s/ Richard H. Bard	Director	June 29, 2015
Richard H. Bard

/s/ Steven A. Burd	Director	June 29, 2015
Steven A. Burd

/s/ Robert L. Edwards	Director	June 29, 2015
Robert L. Edwards

/s/ Mohan Gyani	Director	June 29, 2015
Mohan Gyani

/s/ Paul Hazen	Director	June 29, 2015
Paul Hazen

/s/ Lawrence F. Probst III	Director	June 29, 2015
Lawrence F. Probst III

/s/ Arun Sarin	Director	June 29, 2015
Arun Sarin

/s/ Jane J. Thompson	Director	June 29, 2015
Jane J. Thompson

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding legality of securities to be offered.
10.1
Blackhawk Network Holdings, Inc. Deferred Compensation Plan, previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35882), filed with the Commission on May 1, 2015, and incorporated by reference herein.

23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
24.1	Power of attorney (included in the signature page to this Registration Statement).